Exhibit 3.2
Form SB-2
Ogden Golf Co. Corporation

                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                           OGDEN GOLF CO. CORPORATION

     Authority is expressly granted to the Board of Directors of Ogden Golf Co. Corporation (the "Company"), at any time and from time to time, to issue the preferred shares of the Company in one or more series with such designations and characteristics as determined by the Board of Directors. The President and Secretary of the Company do hereby certify that, pursuant to authority conferred upon the Board of Directors by the Company's Articles of Incorporation and pursuant to the provisions of Section 16-10a-602 of the Utah Revised Business Corporation Act, the Company's Board of Directors, pursuant to unanimous written consent in lieu of a meeting dated November ___, 2003, duly adopted a resolution providing for the designation of a series of preferred stock consisting of 100,000 shares of the Company's preferred stock to be known as "Series A Preferred Stock." Such resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted and invested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, a series of preferred stock of the Company is hereby given the distinctive designation of "Series A Preferred Stock." Said series shall consist of 100,000 shares of the Company's no par value preferred stock. Each share of Series A Preferred Stock shall have a "Stated Value" of Twenty Cents ($.20). The Board of Directors hereby designates the preferences and characteristics of the Series A Preferred Stock as follows:

     1. Designation. This series of Preferred Stock shall be known as the "Series A Preferred Stock," no par value (the "Series A Preferred Stock"). The Series A Preferred Stock shall consist of up to 100,000 shares, which number shall not be increased but may be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by a resolution or resolutions of the Board of Directors. Shares of Series A Preferred Stock redeemed by the Company or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of preferred stock designated as to series or class upon compliance with the applicable provisions of law.

     2. Ranking. The Series A Preferred Stock shall rank senior to the Common Stock as to the distribution of assets on liquidation, dissolution and winding up of the affairs of the Company. Each share of Series A Preferred Stock shall rank on a parity with or senior to each other series of preferred stock, other than any Junior Stock, which may be hereafter issued by the Company in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

     3. Definitions. As used herein with respect to Series A Preferred Stock, the following terms shall have the following meanings:

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          (a) the term "Junior  Stock" shall mean the Common Stock and any other class or series of stock of the Company hereafter authorized or issued over which Series A Preferred Stock has preference or priority in (i) the
     payment  of  dividends  and  (ii)  the   distribution   of  assets  on  any
     liquidation, dissolution or winding up of the Company.

          (b) the term "Common Stock" shall mean the class of stock designated as the common stock, par value $.001 per share, of the Company at the date of the adoption of this resolution or any other class of stock resulting from successive changes or reclassifications of such common stock.

     4. Dividends. No dividends shall accrue or be payable on the Series A Preferred Stock.

     5. Liquidation Preference ($.20 per share).

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid in full an amount equal to $.20 per share, together with accrued and unpaid dividends and any accumulated dividends to such distribution or payment date, whether earned or declared.

          (b) If, upon any liquidation, dissolution or winding up of the Company, such payment referred to in Section (a) above shall have been made in full to holders of Series A Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the Company, such payment referred to in Section (a) above shall not have been made in full to the holders of all outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock and all other classes or series of stock of the Company ranking on a parity therewith in the distribution of assets, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation nor the merger of the Company with or into any other corporation or corporations, nor a reorganization of the Company alone, nor the sale or transfer of all or any part of its assets, shall be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section 5.

     6. Notice of Liquidation. Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in
Section 8 shall be given by the Company to the holders or holders of the Series A Preferred Stock.

     7. Redemption. In the event the condition precedent to the conversion of the Series A Preferred Stock into Common Stock, as provided for in Section 10 of this Designation, the Company may, at its sole option, redeem the Series A Preferred Stock at its stated value.

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     8. Conversion Right.  Subject to and upon compliance with the provisions of this Section 8, at the option of the holder thereof, any share of the Series A Preferred Stock may be converted into ten (10) shares of Common Stock ("Conversion Ratio").

     To convert shares of Series A Preferred Stock into Common Stock, the holder thereof shall surrender at the office of any transfer agent for the Series A Preferred Stock (or, if there be no transfer agent, at the principal office of the Company) the certificate or certificates therefor, duly endorsed or assigned to the Company, and give written notice to the Company that such holder elects to convert such shares. Such notice of conversion shall specify (i) the number of shares of Series A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Series A Preferred Stock not be so converted to be issued and
(ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

     Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon conversion shall thereupon be treated for all purposes as the record holder or holders of the Common Stock. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fractional share, as hereinafter provided, to the person or persons entitled to receive the same. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

     9. Adjustment of Conversion Ratio. The Conversion Ratio in effect at any time and the number and kind of securities purchasable upon the conversion of equal share of the Series A Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events at any time after December 1, 2002 as follows:

          (a) Distributions, Subdivision or Reclassification of Common Stock. In case the Company shall (i) make a distribution on its outstanding Common Stock in shares of Common Stock; (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or
     (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio in effect at the time of the record date for such distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted; and

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          (b) Condition Precedent in Extraordinary  Transaction.  In case of any reclassification, capital reorganization or other similar activity which results in a change in the outstanding shares of Common Stock or in case of the merger or consolidation of the Company with another entity or any sale, assignment, lease or conveyance to another entity of all or substantially all of the property or assets of the Company in one or a series of
     transactions,   the  Company  shall,  as  a  condition  precedent  to  such transaction, cause effective provisions to be made so that the holders of Preferred Stock shall have the right thereafter, by converting the Series A Preferred Stock at any time prior to the date of mandatory redemption of the Series A Preferred Stock, to purchase the kind and amount of shares and other securities and property receivable upon such reclassification,
     capital   reorganization   or   similar   activity,   change,   merger   or
     consolidation, or sale, assignment, lease or conveyance which would have been received had the Series A Preferred Stock been converted immediately prior to such reclassifications, capital reorganization, similar activity, change, merger or consolidation, or sale, assignment, lease or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

     10. Condition Precedent to Conversion. The holders of the Series A Preferred Stock may convert their shares of Series A Preferred Stock into Common Stock pursuant to Section 8 above, only if one or both of the following events occurs:

          (a) The Company operates at a profit during any fiscal year ending prior to June 30, 2005; or

          (b) On or before June 30, 2005, the Company's shareholders' equity increases by $100,000 or more over the Company's shareholders' equity as of September 30, 2002.

     If neither of the above-listed conditions occurs, the Series A Preferred may not be converted into Common Stock and may, at the sole option of the Company, be redeemed at Stated Value.

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     11.  Notice of Certain  Corporate  Action.  In case:  (i) the Company shall declare a dividend on its Common Stock payable otherwise than in cash out of its earned surplus; or (ii) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; (iii) the Company shall reclassify the Common Stock of the Company (excluding a subdivision or combination of its outstanding shares of Common Stock); or (iv) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be filed with the transfer agent (if any) for the Series A Preferred Stock, and shall cause to be mailed to all holders of record of the Series A Preferred Stock, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record date hereinafter specified, a notice stating (1) the record date, or (2) the date on which such reclassification, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, merger, sale, transfer, dissolution, liquidation or winding up.

     12. Company to Reserve Common Stock. For the purpose of effecting the conversion of the Series A Preferred Stock, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock.

     13. Covenant as to Common Stock. The Company covenants that all shares of Common Stock, which may be issued upon conversion of the Series A Preferred Stock, will upon issue be fully paid and nonassessable, and the Company will pay all taxes, liens and charges with respect to the issue thereof. Each share of Common Stock, which may be issued upon conversion of the Series A Preferred Stock, shall have one vote.

     14. Voting. The holders of Series A Preferred Stock shall have no voting rights prior to conversion of the Series A Preferred Stock into Common Stock except as otherwise provided by the Utah Revised Business Corporations Act.

     IN WITNESS WHEREOF, the undersigned president and secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment to the Articles of Incorporation for the corporation this _____ day of November, 2002.

                                    OGDEN GOLF CO. CORPORATION


                                    By  ____________________________________
                                          Paul Larsen
                                          President
Attest:

_________________________
Robert R. Peterson
Secretary


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